                                                                       EXHIBIT 6


                                                               EXECUTION VERSION


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                              STOCKHOLDER AGREEMENT

                            Dated as of June 28, 2001

                                  By and Among

                         BOSTON SCIENTIFIC CORPORATION,

                           ADAM ACQUISITION 2001 INC.,

                                       and

                             VAN WAGONER FUNDS, INC.







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                                Table of Contents
                                                                            Page
                                                                            ----


                                    ARTICLE I

                                TENDER OF SHARES

SECTION 1.01. Tender of Shares.................................................2

                                   ARTICLE II

                                VOTING AGREEMENT

SECTION 2.01. Voting Agreement.................................................2
SECTION 2.02. Irrevocable Proxy................................................2

                                   ARTICLE III

                                   THE OPTION

SECTION 3.01. Grant of Option..................................................3
SECTION 3.02. Exercise of Option...............................................3
SECTION 3.03. Purchaser Obligation.............................................4

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

SECTION 4.01. Organization, Authority and Qualification of the Stockholder.....4
SECTION 4.02. No Conflict; Required Filings and Consents.......................5
SECTION 4.03. Ownership of Securities..........................................5
SECTION 4.04. Absence of Litigation............................................6
SECTION 4.05. Brokers..........................................................6

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01. Corporate Organization...........................................6
SECTION 5.02. Organization and Authority of Parent and Purchaser...............6
SECTION 5.03. No Conflict; Required Filings and Consents.......................6
SECTION 5.04. No Distribution..................................................7
SECTION 5.05. Brokers..........................................................7
SECTION 5.06. Financing........................................................7

                                   ARTICLE VI

                          COVENANTS OF THE STOCKHOLDER

SECTION 6.01. No Disposition or Encumbrance of Optioned Securities.............7
SECTION 6.02. No Solicitation of Transactions..................................8
SECTION 6.03. Further Action; Reasonable Best Efforts..........................8
SECTION 6.04. Disclosure.......................................................8

                                   ARTICLE VII

                                   TERMINATION

SECTION 7.01. Termination......................................................8

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.01. Notices..........................................................9
SECTION 8.02. Severability....................................................10
SECTION 8.03. Entire Agreement; Assignment....................................10
SECTION 8.04. Parties in Interest.............................................10
SECTION 8.05. Specific Performance............................................10
SECTION 8.06. Governing Law...................................................10
SECTION 8.07. Waiver of Jury Trial............................................11
SECTION 8.08. Headings........................................................11
SECTION 8.09. Counterparts....................................................11
SECTION 8.10. Amendment.......................................................11
SECTION 8.11. Waiver..........................................................11
SECTION 8.12. Expenses........................................................11
SECTION 8.13. Adjustments.....................................................11
SECTION 8.14. Further Assurances..............................................12

                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT dated as of June 28, 2001 (this "Agreement"), among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), ADAM 2001 ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser") AND VAN WAGONER FUNDS, INC., a Maryland corporation ("Stockholder" or "Stockholders") as stockholders of Cardiac Pathways Corporation, a Delaware corporation (the "Company").

         WHEREAS, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with the Company, pursuant to which (i) Purchaser agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, in accordance with the Merger Agreement, the "Offer") to acquire all the issued and outstanding shares of common stock, par value $0.001 per share, of the Company ("Common Stock"), including the Rights, for $5.267 per share of Common Stock (such amount, or any greater amount per share of Common Stock paid pursuant to the Offer, being the "Purchase Price"); and (ii) following consummation of the Offer, Purchaser shall merge with and into the Company (the "Merger");

         WHEREAS, each Stockholder is the record or beneficial owner of the number of shares of Common Stock (together with any shares of Common Stock acquired after the date hereof, the "Shares") set forth on Schedule A hereto opposite such Stockholder's name;

         WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholders agree to enter into this Agreement; and

         WHEREAS, the Stockholders wish to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                TENDER OF SHARES

         SECTION 1.01. Tender of Shares. Each Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following the termination of the Offer in accordance with its terms), all of such Stockholder's Shares as set forth on Schedule A, together with any Shares subsequently acquired by Stockholders after the date hereof and prior to the consummation of the Offer. Such Stockholder acknowledges and agrees that Purchaser's obligation to accept for payment shares of Common Stock in the Offer, including any Shares tendered by the Stockholders is subject to the terms and conditions of the Merger Agreement and the Offer.

                                   ARTICLE II

                                VOTING AGREEMENT

         SECTION 2.01. Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof and until the earlier to occur of the consummation of the Offer in which such Stockholder's Shares are purchased and the termination of this Agreement, at any meeting of the stockholders of the Company, however called, such Stockholders shall vote (or cause to be voted) such Stockholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could be reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement. Any vote by such Stockholder that is not in accordance with this Section 2.01 shall be considered null and void, and the provisions of Section 2.02 shall be deemed to take immediate effect.

         SECTION 2.02. Irrevocable Proxy. If, and only if, such Stockholder fails to comply with the provisions of Section 2.01, such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder effective as of the date of such failure, in the constitution and appointment of Parent and each of its officers from and after the date of such determination until the earlier to occur of the Closing and the termination of this Agreement (at which point such constitution and appointment shall automatically be revoked) as such Stockholder's attorney, agent and proxy, (such constitution and appointment, the "Irrevocable Proxy") with full power of substitution, to vote and otherwise act with respect to the Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified in Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE

IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of such Stockholder and any obligation of such Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                                  ARTICLE III

                                  THE OPTION

         SECTION 3.01. Grant of Option. Each Stockholder hereby grants to Purchaser an irrevocable option (each, the "Option" and, collectively, the "Options") to purchase any or all of such Stockholder's Shares at the Purchase Price net to such Stockholder in cash. The Options shall expire if not exercised prior to the termination of the Merger Agreement.

         SECTION 3.02. Exercise of Option. (a) Each Option may be exercised by Purchaser, in whole but not in part, at any time following termination of the Offer until the expiration or termination of the Option; provided that no Option may be exercised unless a number of Options are concurrently exercised, a number of Series B Shares and Warrants are concurrently purchased and a number of Options are exercised pursuant to the terms of the other Stockholder Agreements such that, after giving effect to such exercise or purchase and the exercise hereunder, the Purchaser or an affiliate thereof would own Series B Shares, Warrants and Shares constituting a majority of the outstanding Shares on a fully diluted basis.

         (b) If Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "Exercise Notice") to the applicable Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing of such purchase (the "Closing"). The Closing Date shall occur on the third business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and (ii) the satisfaction of the conditions set forth in Section 3.02(d). For the purposes of this Agreement, the term "business day" means a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

         (c) At the Closing, (i) the Stockholder, with respect to those Shares that are being purchased, shall deliver to Purchaser (or its designee) the Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to the Stockholder the aggregate Purchase Price for the Stockholder's Shares.

         (d) The Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the acquisition of the Shares by Purchaser pursuant to the exercise of the Options illegal or otherwise restricting, preventing, delaying or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options;

                  (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated; and

                  (iii) Purchaser or Parent shall have purchased (or shall concurrently purchase with the consummation of this Agreement), a number of Common Shares under the Stock Purchase Agreement and the other Stockholder Agreement such that, together with the Series B Shares, Warrants and Shares to be purchased hereunder, the Purchaser or an affiliate thereof would own a majority of the outstanding Shares on a fully diluted basis.

         SECTION 3.03. Purchaser Obligation. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its affiliates shall acquire all the Common Shares, Series B Shares and Warrants subject to any of the Stockholder Agreements, unless the failure to acquire such Shares, Series B Shares or Warrants is due to the breach or default of any other party hereunder or thereunder.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants individually, and not jointly or severally, to Parent and to Purchaser as follows:

         SECTION 4.01. Organization, Authority and Qualification of the Stockholder. (a) Such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable and public policy principles.

         SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate the agreement of limited partnership, certificate of incorporation or by-laws or equivalent organizational documents of such Stockholder, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws and the premerger notifications of the HSR Act, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         SECTION 4.03. Ownership of Securities. As of the date hereof, such Stockholder is the record or beneficial owner of, and has good title to, the number of Shares set forth opposite such Stockholder's name on Schedule A hereto. Except as set forth on Schedule A, such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof and such Stockholder does not have any option or other right to acquire any other securities of the Company. Except as set forth on Schedule A, the Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, if any, such Stockholder shall deliver, and upon such delivery and payment of the Purchase Price therefor, as applicable, Purchaser shall receive good, valid and marketable title to such Stockholder's Shares free and clear of any Liens, other than pursuant to this Agreement and any Liens created by Parent or Purchaser.

         SECTION 4.04. Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

         SECTION 4.05. Brokers. Other than Dain Rauscher Wessels (in accordance with the arrangement set forth in Section 6.01(f) of the Disclosure Schedule), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         As an inducement to each Stockholder to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:

         SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

         SECTION 5.02. Organization and Authority of Parent and Purchaser. Parent and Purchaser are both corporations, duly incorporated and validly existing under the laws of the State of Delaware and have all necessary corporate power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by the Stockholders) this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

         SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in 5.03(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state takeover laws and the premerger notifications of the HSR Act, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Parent or Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

         SECTION 5.04. No Distribution. Purchaser is not acquiring the Stockholder's Shares and Warrants with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

         SECTION 5.06. Financing. Purchaser has and will have at the closing of the Offer and the Merger, as applicable, sufficient funds or available borrowing capacity to permit Parent and Purchaser to consummate all of the Transactions.

                                   ARTICLE VI

                          COVENANTS OF THE STOCKHOLDER

         SECTION 6.01. No Disposition or Encumbrance of Optioned Securities. Each Stockholder hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder.

         SECTION 6.02. No Solicitation of Transactions. Except as permitted by the Merger Agreement, each Stockholder agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such Stockholder shall, and shall direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Such Stockholder shall promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

         SECTION 6.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Purchaser and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

         SECTION 6.04. Disclosure. Each Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE VII

                                  TERMINATION

         SECTION 7.01. Termination. Each Stockholder's obligation hereunder to tender, and not withdraw, its Shares pursuant to the Offer shall terminate on the expiration date of the Offer. The Options (including any Option as to which an Exercise Notice has been delivered but for which the Closing has not occurred) shall terminate in accordance with the provisions of Section 3.01. The remaining provisions of this Agreement, and all other rights and obligations of the parties hereunder, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (i) the Effective Time, (ii) 10 business days following the later to occur of (A) the expiration or termination of the applicable waiting period under the HSR Act and (B) the termination of the Merger Agreement and (iii) the date upon which Purchaser shall have purchased and paid for all of the Shares in accordance with the terms of the Offer or pursuant to the exercise of the Option granted by the Stockholder hereunder. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement. Parent and Purchaser acknowledge that, in the event of termination of this Agreement, the Stockholders shall no longer have the obligation to tender, and may withdraw, their Shares.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.01):

         if to any of the Stockholders:

                  c/o Van Wagoner Capital Management, LLC
                  345 California Street, Suite 2450
                  San Francisco, CA  94104
                  Attn:  Garrett Van Wagoner

         with a copy to:

                  Shartsis, Friese & Ginsburg LLP
                  One Maritime Plaza, 18th Floor
                  San Francisco, CA  94111
                  Attn:  John F. Milani
                  Telecopy: (415) 421-2922

         and with a further copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, CA  94304-1050
                  Telecopy:  (650) 493-6811
                  Attention: Chris F. Fennell
                             Michael S. Dorf

         if to Parent or Purchaser:

                  Boston Scientific Corporation
                  One Boston Scientific Place
                  Natick, MA  01760-1537
                  Telecopy:  (508) 650- 8960
                  Attention: Assistant General Counsel
         with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York 10022
                  Telecopy:  (212) 848-7179
                  Attention: Clare O'Brien

         SECTION 8.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 8.03. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder.

         SECTION 8.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 8.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by Delaware Law). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         SECTION 8.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.07.

         SECTION 8.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.10. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         SECTION 8.11. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.12. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Parent shall cause the Company to reimburse the Stockholder for its out-of-pocket fees and expenses of Shartsis, Friese & Ginsburg LLP incurred in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement; provided that any such fees and expenses shall be payable only to the extent the Company has not otherwise incurred fees and expenses in excess of $2.5 million, as set forth in section 6.01(f) of the Merger Agreement.

         SECTION 8.13. Adjustments. (a) In the event of (i) any increase or decrease or other change in the Shares by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) the Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this

Agreement, including the term "Shares" as defined herein, shall apply to the shares of capital stock and other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

         (b) The Stockholder hereby agrees to promptly notify Parent and Purchaser of the number of any new Shares or other securities acquired by the Stockholder, if any, after the date hereof.

         SECTION 8.14. Further Assurances. The Stockholder, Parent and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                       VAN WAGONER FUNDS, INC.


                                       By:   /s/  Peter Kris
                                           -------------------------------------
                                           Name:  Peter Kris
                                           Title: Vice President


                                       BOSTON SCIENTIFIC CORPORATION


                                       By    /s/  Lawrence C. Best
                                           -------------------------------------
                                           Name:  Lawrence C. Best
                                           Title: CFO


                                       ADAM ACQUISITION 2001 INC.


                                       By    /s/  Lawrence C. Best
                                           -------------------------------------
                                           Name:  Lawrence C. Best
                                           Title: CFO




Acknowledged and Agreed
(with respect to Article II)

CARDIAC PATHWAYS CORPORATION


By  /s/  Thomas M. Prescott
  --------------------------------------
  Name:  Thomas M. Prescott
  Title: President/CEO

                                   SCHEDULE A


                Name                                    Common Stock
                ----                                    ------------

                Van Wagoner Funds, Inc.                  4,681,762